Exhibit 5



May 10, 1996



Board of Directors
DynCorp
2000 Edmund Halley Drive
Reston, Virginia  22091

Gentlemen:



         I am the Deputy General Counsel of DynCorp (the "Company"). As such, I have acted as your counsel in connection with the Prospectus of the Company covering the registration of offer and sale of 11,969,313 shares of its Common Stock, par value $0.10 per share, (the "Common Stock"), which may be offered and sold directly by the Company, sold by affiliates and other stockholders through the limited market (the "Internal Market") maintained by DynEx, Inc., or issued by the Company pursuant to the Company's 1995 Stock Option Plan, 1995 Employee Stock Purchase Plan, 1996 Executive Incentive Plan, and Savings and Retirement Plan (all such plans are hereinafter referred to collectively as the "Employee Plans"). The Common Stock is being offered pursuant to a Prospectus which constitutes a part of the Registration Statement on Form S-1, No. 33-59279, filed with the Securities and Exchange Commission (the "Commission") on May 12, 1995, amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on October 6, 1995, by Pre-Effective Amendment No. 2 thereto filed with the Commission on March 25, 1996, by Pre-Effective Amendment No. 3 thereto filed with the Commission on May 6, 1996 and by Pre-Effective Amendment No. 4 thereto to be filed with the Commission on May 10, 1996 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").



         I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation and By-Laws of the Company,
(iii) resolutions adopted by the Board of Directors relating to the filing of the Registration Statement and the issuance of the Common Stock thereunder, (iv) the Employee Plans, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

         Based upon and subject to the foregoing, I am of the opinion that:

         1. The shares of Common Stock that are being offered and sold directly by the Company through the Internal Market have been, or shall have been, duly authorized for issuance and, when certificates therefor have been duly executed, delivered, and paid for, will be legally issued, fully paid, and nonassessable.

         2. Any shares of Common Stock to be sold through the Internal Market which are attributed to the Company have been, or shall have been, duly authorized for issuance and are, or when issued will be, legally issued, fully paid, and nonassessable.

         3. The shares of Common Stock that are being issued pursuant to the Employee Plans have been, or shall have been, duly authorized for issuance and, when certificates therefor have been duly executed, delivered and paid for in accordance with the terms of the Employee Plans, will be legally issued, fully paid, and nonassessable.

         I hereby consent to the use of my name in the Registration Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                           H. Montgomery Hougen
                                           Vice President and Secretary
                                           Deputy General Counsel